Exhibit 10.3

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EMPLOYMENT AGREEMENT

This Agreement (the “Agreement”) is made on this 18th day of August, 2015 and effective as of the Effective Date, as defined below, by and among Todos Medical Ltd., with principal offices at 1 Hamada Street, Rehovot, Israel (the “Company”) and Rami Zigdon, Israeli ID number 057685943 of Asher 6 Street, Ra'anana, Israel (the “Employee”).

WHEREAS:	the Company is primarily engaged in research, development and commercialization of a certain technology and wishes to employ Employee as the Chief Executive Officer (“CEO”) of the Company; and

WHEREAS:	Employee provided management services to the Company and serves as the CEO of the Company as an independent contractor since April 1, 2010 and at his request, commencing as of May 1, 2015, would like to provide management services to the Company in a position of CEO as an employee of the Company and the Company agreed to employ Employee as of May 1, 2015 in the position of CEO, all subject to the terms and conditions below; and

WHEREAS:	Employee represents that he has the necessary qualifications, skills, knowledge and experience required; and

WHEREAS:	the Company and Employee desire to define the relationship between them in accordance to the terms and conditions of this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1.	General Part

1.1.	The preamble to this Agreement constitutes an integral part hereof.

1.2.	All headings of the Sections and subsections of this Agreement are intended for convenience of reference and shall not be used in interpreting this Agreement.

2.	Scope of Employment

2.1.	Commencing on May 1, 2015 (the "Effective Date") and during the Term, as defined below, Employee will serve the Company and perform such executive duties for the Company as are required and consistent with the title of and bear all duties and responsibilities of CEO of the Company. Employee shall report to the Board of Directors of the Company (the “Board”) and shall be subject to the direction of the Board.

2.2.	Employee shall devote his full business time and attention in his capacity as CEO of the Company and shall not, during the Term, be retained or involved in any other business activity which competes with the business activities of the Company. Employee shall act in performance of his position as CEO to the best of his skill, ability and effort in a diligent, trustworthy, businesslike and efficient manner for the purpose of advancing the best interest of the Company.

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2.3.	Employee hereby declares and confirms that he is aware of, and agrees to the fact that his employment with the Company will require him to do work outside of the regular working hours, and he agrees to work during such hours according to the reasonable requirements of the Company. Due to the fact that Employee’s duties shall be in the nature of management duties, and will require a special level of fiduciary - the Law of Work Hours and Rest 5711 - 1951 shall not apply to Employee’s work hereunder. Employee confirms that the non-applicability of said Law has been taken into account in stipulating his compensation and benefits in this Agreement.

2.4.

The Company hereby agrees that during each calendar year of the Term (as defined below), Employee will be entitled to annual leave of twenty four (24) working days (the "Non Working Days"). In the event that Employee shall not use all the Non Working Days in each calendar year Employee shall be entitled to carry over any unused Non Working Days to the next year. At termination, Employee shall be entitled to redeem any unused vacation days under law.

3.	Compensation

3.1.	Subject to Employee’s undertaking and the performance of his obligations contained hereunder, the Company shall pay and grant the Employee the compensation and benefits as detailed in Exhibit A.

3.2.	Taxes. The Company shall be entitled to withhold from payments any and all amounts as may be required from time to time and shall deduct at source any and all taxes as shall be due according to Israeli law.

4.	Confidentiality

4.1.	Employee will maintain in confidence any information: (a) concerning the Company; or (b) concerning the business of any client or customer of the Company, which may be disclosed to or learned by Employee during the period of this Agreement or prior to the Effective Date while providing management services to the Company.

4.2.	For the purposes of this Agreement “Confidential Information” shall mean information that: (i) has been created, discovered, developed, or otherwise become known to the Employee (including without limitation information created, discovered, developed, or made known by Employee during the period of this Agreement) or in which property rights have been assigned or otherwise conveyed to the Company, including but not limited to trade secrets, processes, formulas, data, know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, and customer lists (“Proprietary Information”) whether during this Agreement or prior to that while Employee providing management consulting services to the Company; (ii) that is disclosed in furtherance of the business of the Company, the Company’s technical, business and financial information, documentation, records, files, memoranda, reports, drawings, plans, price lists, customer lists, and the like; and (iii) that contains financial projections and forecasts concerning developments of the Company’s future business.

4.3.	Confidential Information shall not include information that: (a) is or becomes public domain without fault on the part of Employee (or any person related to, or on behalf of Employee with whom Employee shared the information); (b) is expressly released in writing from the obligations of confidentiality, imposed by this Agreement, by the Company; or (c) is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law, so long as Employee provides reasonable notice to the Company of such requirement prior to any such disclosure;

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4.4.	In dealing with Confidential Information Employee shall:

4.4.1.	Use the Confidential Information received solely in furtherance of his employment by the Company;

4.4.2.	Take reasonable precautions to maintain the confidentiality of the Confidential Information received from the date of receipt, and shall take appropriate action, by instruction, agreement or otherwise with any person permitted access to the Confidential Information received, solely on a “need to know basis”, to ensure that Employee will be able to satisfy his obligations under this Agreement;

4.4.3.	Refrain from copying or disclosing to any third party, including any consultants and/or advisors, the Confidential Information received, except with the Company’s prior written consent and except for the other consultants and/or advisors and/or employees of the Company who will enter into similar covenants;

4.4.4.	Upon the written request of the Company, promptly destroy or return any and all copies or take with it any documents or data of any description or any reproduction of any description containing or pertaining to any Proprietary Information.

4.5.	Employee’s undertakings in this Section 4 shall not affect any other undertaking of Employee to the Company and shall remain in full force and effect after termination of this Agreement or any renewal thereof.

5.	Ownership of Inventions and Work Product

5.1.

During the term of this Agreement, Employee shall promptly disclose to the Company, or any persons designated by it, all improvements, inventions, designs, original works of authorship, formulas, concepts, methods, systems, processes, techniques, compositions of matter, computer software programs, data bases, mask works, trade secrets, know-how and data, whether or not patentable, copyrightable or protectable as trade secrets, that are related to the technology and/or the business of the Company and made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, in the course of his employment with the Company or prior to that as a service provider of management services to the Company, or results from tasks assigned by the Company or result from use of premises of the Company as long that is relate to the field of activities of the Company, actual or anticipated (hereinafter referred to as “Inventions”).

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5.2.	During the term of this Agreement, Employee agrees that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owners of all patents and other rights in connection with such Inventions. Employee hereby irrevocably assigns to the Company any rights he may have or acquire in such Inventions. Employee further agree as to all such Inventions to assist the Company in every reasonable fashion (but at the Company’s expense) in obtaining and from time to time enforcing patents on such Inventions in any and all countries, and to that end Employee shall execute all documents for use in applying for and obtaining patents covering and enforcing such Inventions, as the Company may request, together with any assignments of such Inventions to the Company or persons designated by it. Such assistance shall include, without limitation, the execution and delivery of any requested affidavits and documents of assignment and conveyance and the provision of testimony in connection with any proceeding affecting the right, title or interest of the Company in any Invention. Employee shall assist the Company in obtaining and enforcing patents for such Inventions in any or all countries after termination of Employee’s engagement (with such assistance to be granted at Company's reasonable expense).

5.3.	During the term of this Agreement, in addition, Employee hereby irrevocably transfers and assigns to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention (as defined above) and (b) any and all “Moral Rights” (as defined below) that it may have in or with respect to any Invention. Employee also hereby forever waives and agrees never to assert any and all Moral Rights it may have in or with respect to any Invention, even after termination of its work on behalf of the Company. “Moral Rights” mean any rights of paternity or integrity, any right to claim authorship of an invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any invention, whether or not such would be prejudicial to its honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

5.4.	This Section 5 shall remain in full force and effect following the termination of this Agreement.

6.	Non-Competition

6.1.	Employee agrees and undertakes that so long as he is employed by the Company and for a further period detailed below (the "Additional Non-Compete term") following the effective date of the termination of this Agreement for any reason (the term of this Agreement and the Additional Non-Compete Term shall be referred to collectively as the “Non Compete Period”) he will not, directly or indirectly, as owner, partner, stockholder, employee, officer, director, or in any similar capacity, engage in any business or venture that is engaged primarily in activities substantially similar or related to the activities of the Company, including but not limited to activities involving products similar or related to actual products then produced, developed or marketed by the Company (a “Competing Business”); The Additional Non-Compete Term is defined as follows: (a) in case Employee terminates this Agreement – three months following the effective date of termination; (b) in case Company terminates this Agreement – the term shall be based on the number of installments of the Adjustment Bonus paid to the Employee.

6.2.	Employee undertakes during the Non Compete Period not to, directly or indirectly, including without limitations, personally, by agents or affiliates at his behest or by any business in which it is a shareholder, partner, owner, employee, director or consultant:

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6.2.1.	Induce any employee of the Company to leave his employment therewith; or

6.2.2.	Solicit, receive from customers of the Company or any of its subsidiaries, any duties, offers or other employment or business in competition with the Company or which involve activities in which the Company was engaged while Employee was employed with the Company;

6.3.	This Section 6 shall not affect any other undertaking given by Employee to the Company and shall remain in full force and effect following the termination of this Agreement.

7.	Acknowledgements

7.1.	Employee acknowledges that given his position and access to information regarding the Company, the provisions of this Agreement herein, are reasonable and necessary to protect the Company’s business. Employee further acknowledges that he has carefully reviewed the provisions of this Agreement, it fully understands the economic consequences thereof, he has assessed the respective advantages and disadvantages of entering into this Agreement and it has concluded that in light of his education, skills and abilities, the restrictions set forth in this Agreement will not prevent him from entering into this Agreement.

7.2.	If any one or more of the terms contained in this Agreement shall for any reason be held to be excessively broad with regard to time, geographic scope or activity, the term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

8.	Term and Termination

8.1.	The Agreement shall stay in effect unless terminated by either party pursuant to this Section 8 and such terms shall be referred to as the “Term”.

8.2.	Except with respect to termination for Company's Cause (defined below) employee shall be entitled to terminate this Agreement by ninety (90) days prior written notice (Company may waive such prior notice period in writing pursuant to the full payment of salary and benefits for the full prior notice term). Except with respect to termination for Cause (defined below) in accordance with Section 8.3 below, the Company shall be entitled to terminate the Agreement by ninety (90) days prior written notice (the "Notice Period"). In the event of termination under this Section 8.2 by the Company or Employee as described in the previous two sentences, the Company shall continue to pay and provide all compensation and benefits under Section 3 during the Notice Period. In the absence of any instructions from the Company, it shall be deemed to have requested Employee to continue his work during the notice period. This Agreement shall automatically terminate upon Employee’s death or thirty (30) days after he suffers a permanent disability that disables Employee from performing his obligations and duties hereunder in the same manner as were performed prior to the permanent disability.

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8.3.	Notwithstanding anything else to the contrary herein, the Company may terminate Employee’s engagement at any time for Cause (as defined herein) without advance notice, without derogating from any other remedy to which the Company may be entitled, provided that Employee was granted the opportunity to present his position to the Board prior to the effective date of such termination. For the purposes of this Agreement the term “Cause” shall mean the following: (i) Final verdict of Employee’s embezzlement of funds of the Company; (ii) Final verdict of Employee’s material breach of Sections 4, 5 or 6 of this Agreement; (iii) Final verdict of any material act of personal dishonesty taken by the Employee in connection with his responsibilities to the Company; (iv) the conviction of a felony, which the Board believes, in good faith, that had or will have a detrimental effect on the Company’s reputation or business; (v) Final verdict of a willful act by Employee which constitutes gross misconduct and which has a detrimental effect on the Company’s reputation or business or (vi) Final verdict of an act that causes Employee to be disqualified from the right of severance under law (in whole or in part).

8.4.	Notwithstanding anything else to the contrary herein, the Employee may terminate the engagement at any time for Company's Cause (as defined herein) without advance notice, without derogating from any other remedy to which the Employee may be entitled. For the purposes of this Agreement the term “Company's Cause” shall mean the following: (i) Final verdict of Company's material breach of this Agreement; (ii) delay in salary and/or benefits payments of more than 30 days; (iii) any circumstances that relieves the employee of his obligation to deliver notice period by law.

8.5.	Upon the termination of Employee’s employment with the Company, Employee shall promptly deliver to the Company all books, memoranda, plans, computer software, customer lists, records and data of every kind in whatever form or medium relating to the business and affairs of the Company which are then in his possession or control. Upon termination of this Agreement, for any reason, Employee shall cooperate with the Company and use its best efforts to assist with the integration into the Company's organization of the person or persons who will assume his responsibilities.

8.6.	Employee shall not be relieved of his obligations under Sections 4, 5, or 6 hereof upon termination of this Agreement for any reason.

8.7.	Any proven and calculated money owed to the Company by Employee may be offset by the Company against payments due to Employee during the Notice Period or after.

9.	Representations, Warranties & Covenants

9.1.	Employee represents and warrants that (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement and/or undertaking and/or other instrument to which he is a party or by which he is bound, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity; and (ii) it shall not utilize, during the term of his engagement any proprietary information of any third party.

9.2.	The Company represents and warrants that the execution and delivery of this Agreement and the fulfillment of the terms hereof have been duly authorized by all corporate action on behalf of the Company, will not constitute a default under or breach of its or incorporation documents or any agreement and/or undertaking and/or other instrument to which the Company is a party or by which the Company is bound, and do not require the consent of any person or entity.

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9.3.	Employee represents that he has received all compensation, payments, rights and benefits in respect of providing the Company with management services prior to the Effective Date and that he has no claims or demands against the Company in respect of such period prior to the Effective Date.

10.	Miscellaneous

10.1.	Assignment. Employee shall not assign, transfer, pledge or otherwise in any way, any of his obligations or rights under this Agreement to any third party without the express prior written consent of the Company.

10.2.	Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other arrangement, understanding or agreement, verbal or otherwise, shall be binding upon the parties hereto. This Agreement may not be amended or modified except by the written consent of the parties hereto.

10.3.	Governing Law. This Agreement shall be governed by the laws of the State of Israel and the courts of the city of Tel-Aviv-Jaffa will have exclusive jurisdiction over any disputes arising hereunder.

10.4.	No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

10.5.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

10.6.	Notices. All notices hereunder will be in writing mailed by registered mail addressed to the parties at their respective addresses as set out above or delivered by hand or transmitted by facsimile. Notices will be deemed received by the receiving party within seven (7) days of mailing, if mailed; when actually delivered by hand, if so delivered; and on the first business day following transmission, if transmitted by facsimile.

10.7.	This Agreement constitutes Notification of Employment Conditions pursuant to the Notice to the Employee Law (Employment Conditions) 5762-2002.

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date hereof.

TODOS MEDICAL LTD.

Title:
Name:

RAMI ZIGDON

Company affirms the execution of indemnity and release agreement entered into on October 4, 2014.

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Exhibit A

Compensation and Benefits

1.	Gross Monthly Salary – NIS 15,000. The monthly salary shall be linked to an increase in the Israeli Consumer Price Index where the base index is the index known on May 1, 2015 (i.e. April 15, 2015 index). The Gross Monthly Salary will be increased to NIS 25,000 as from the date on which the Company shall have cash at its bank account at least NIS 3,500,000 (the "Triggering Date") that is sourced from capital injections/non-repayable amounts only, as confirmed by the Company's CFO in writing.

2.	In the event that during the term of this Agreement, on a certain date (the "Relevant Date") the Company shall have at least NIS 4,000,000 cash at its bank account that is sourced from capital injection/non-repayable amounts only, as confirmed by the Company's CFO, the Employee shall be entitled to a payment in the sum of NIS 12,333 multiplied by the number of calendar months that had passed from May 1, 2015 and until the month ending prior to the Triggering Date. All taxes applicable to such payment shall be withheld by the Company by law.

3.	Reimbursement of car expenses – reimbursement of monthly car expenses against receipts to be furnished by Employee, provided that the annual expenses shall not exceed NIS16,000. Fuel expenses shall be separately reimbursed. All payments shall be made against valid receipts. Company shall either provide the Employee with a cellular phone or bear the usage expenses of the cellular phone – at Company's choice.

4.	Prior Notice Period – In accordance with Section 8 of the Agreement

5.	Adjustment Bonus upon Termination – In the event that Company terminates the employment of the Employee pursuant to this Agreement the Employee shall be entitled to an Adjustment Bonus in the sum equal to three times (X3) the last gross monthly salary prior to termination and if on the date of termination the Company has cash at bank of at least USD 3,000,000 (as confirmed by the Company's CFO), then the Adjustment Bonus shall be in the sum equal to six times (X6) the last gross monthly salary prior to termination. The Adjustment Bonus shall be paid in equal installments and be subject to all taxes to be withheld from such amounts in accordance with the law. For the avoidance of doubt, no employer-employee relations shall exist during the time of payment of the Adjustment Bonus.

6.	Additional cash bonuses - shall be in accordance with a bonus plan that may be adopted by the appropriate organs of the Company in accordance with the applicable laws.

7.	Options entitlement – in accordance with Option Plan to be adopted by the appropriate organs of the Company in accordance with the applicable laws by October 30, 2015.

8.	Severance Pay and Managers Insurance Fund

a.	The Company shall effect a Manager's Insurance Policy (the "Policy") and shall contribute to the Policy, on its own account, effective as of the Effective Date, the following monthly installments, as percentages of the Monthly Salary:

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i.	5% for savings and risk component;
ii.	8.33% for the severance pay component; and
iii.	Up to 2.5% for the loss of earning capacity component

b.	In addition the Company shall deduct from the Salary a monthly amount equal to 5% of the Monthly Salary, on account of the Employee's own contribution towards the Policy.

c.	It is hereby clarified that the Company's contribution to the Policy and the Employee's entitlement to severance pay, if any, shall be calculated solely based on the Monthly Salary, as defined in (1) above and no other payment, right or benefit to which the Employee is entitled under this Agreement or by law shall be taken into account in such calculation.

d.	The Employee, hereby confirms that Section 14 of the Severance Pay Law 5723- 1963 ("Severance Pay Law") and the related General Approval (אישור כללי) (“Section 14”), a copy of which is attached hereto as Exhibit B applies to him in respect of his employment with the Company and termination thereof. The Company waives any possible right to have its payments refunded, unless the right of Employee to severance pay is denied by a judgment according to Section 16 or 17 of the Severance Pay Law.

9.	Further Education Fund (Keren Hishtalmut) Contributions.

The Company shall make monthly contributions on behalf of Employee to a recognized Further Education Fund (the "Keren Hishtalmut") recognized by the Income Tax Authorities in an amount equal to 7.5% of the Monthly Compensation. In addition, the Company shall deduct 2.5% of the Gross Monthly Salary as Employee's contribution to Keren Hishtalmut. All funds accumulating in the Keren Hishtalmut shall belong to Employee, and upon his written request, the Company shall submit a written request to the Keren Hishtalmut for the release of such funds to Employee.

10.	Recuperation Pay (D'mei Havra'a). Employee shall be entitled according to recuperation pay according to the law and/or expansion order and/or any special or general collective bargaining agreement that may apply to the relations between the Company and Employee.

11.

Sick Leave – the Employee shall be entitled to sick leave according to the law but shall be entitled to full payment starting at the first sick day. The Employee shall not be entitled to any compensation with respect to unused sick leave.

RAMI ZIGDON	TODOS MEDICAL LTD.

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